Exhibit 99.1

MAY 10, 2005

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2005 RESULTS

• Increased Sales in all Regions and Segments • Strength in New Orders and Backlog Supports Strong 2005 • Earnings Expectations Reaffirmed Despite Slow Start

CHICAGO, Illinois, USA, May 10, 2005—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the first quarter ended March 31, 2005.

FIRST QUARTER REVIEW

Strong Sales Growth in all Regions and Segments

Net sales for the first quarter 2005 increased 17 percent to $422.6 million, compared to net sales of $361.1 million for first quarter 2004. Excluding the impact of currency translation rate changes, sales increased 14 percent over the prior year period with gains of 25 percent in the Americas, 5 percent in Europe, and 14 percent in the Asia-Pacific region.

Sales of the Propel segment were particularly strong, growing 20 percent, excluding the impact of currency fluctuations, followed by a 12 percent increase in the Controls segment, while sales of the Work Function segment were up 5 percent compared with the prior year.

David Anderson, President and Chief Executive Officer, commented, “Our sales grew in all regions and segments with the strong U.S. market continuing to lead the way. The growth is all the more impressive considering that we are comparing to a strong first quarter in 2004. Most encouraging was the return of solid growth in the Asia-Pacific region sales after the past few quarters of little growth. Sales into the Japanese market were the major contributor, as the Chinese mobile equipment market remains under the influence of government constraints.”

Earnings Level with Prior Year

Net income for the first quarter 2005 was $10.8 million, or $0.23 per share, close to the first quarter 2004 net income of $11.0 million, or $0.23 per share. First quarter 2005 results were impacted by Sarbanes-Oxley compliance costs incurred

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

in 2005 related to the assessment of 2004 controls over financial reporting ($0.03 per share), long-term incentive plan costs ($0.03 per share), and costs relating to the implementation of a new common business system platform ($0.06 per share), together totaling $0.12 per share.  In comparison, first quarter 2004 results were impacted by higher tax expense and costs related to the completion of a plant closure, totaling $0.05 per share.  Excluding these negative impacts from both years, first quarter 2005 earnings increased 25 percent compared to first quarter 2004.

Anderson stated, “Our first quarter results, while not up to our higher expectations, and effectively increasing our challenge for the remainder of the year, do not change our outlook for 2005.  Our earnings and year-over-year comparisons are affected by special costs of very different natures.  The high compliance costs are a result of completing work related to the 2004 internal control certification.  We plan to significantly reduce these costs as we move into the second year of compliance.  The incentive plan costs, while remaining at the level of the first quarter, will become much more comparable with prior year quarters as we move through this year.  And finally, the expenditures associated with the new business system implementation, while similar in amount to 2004, are no longer capitalized but are reported as period costs.”

Anderson continued, “We have also incurred significant costs as a result of heavy expediting and overtime activities this quarter as we responded to the continuing surge in U.S. customer demand.  The demand exceeded our most optimistic forecasts in a number of areas and is a reflection of our ability to substantially outgrow our markets.  We strongly believe that in situations like this we have to do everything possible to not shortchange our customers.  While these extra efforts to keep our customer’s production rates unconstrained hurt our short-term earnings, they have been very influential to our ability to grow market share over the business cycle. At the same time, we have taken aggressive actions to relieve production areas that are overloaded through increased outsourcing and expenditures for capital.  In addition we are continuing to move ahead with our previously announced plans of setting up North American production for products that in the past were only manufactured in Europe. This action will have the effect of reducing our freight costs and the currency impact of a weak dollar while increasing our responsiveness and flexibility to the market.”

Orders and Backlog Continue Strong Growth Over Prior Year

Orders received for the first quarter 2005 were $431.1 million, up 18 percent from the same period last year.  Excluding currency translation rate changes, orders were up 15 percent.

Total backlog at the end of first quarter 2005 was $506.6 million, a 24 percent increase from the end of first quarter 2004. Excluding currency impact, backlog rose 20 percent.

Anderson stated, “Our strong orders and backlog reflects the robust markets and increased business from new applications, product introductions, and gains in market share.”

Good Cash Flow Helps to Support Capacity Investments

Cash flow from operations for the first quarter 2005 was $5.6 million compared to last year’s level of $11.2 million.  Capital expenditures for the first quarter 2005 were $18.4 million, a considerable increase compared to last year’s $10.8 million, primarily reflecting capacity investments to support sales growth.  The debt to total capital ratio, or leverage ratio, increased from 42 percent at year-end to 43 percent at the end of the first quarter 2005.

OUTLOOK

Anderson concluded,  “Based on the strong sales outlook for the year and the actions we are taking to significantly reduce compliance costs and to eliminate the costs related to capacity constraints, we continue to see our 2005 full year after-tax earnings in the range of $1.10 to $1.25 per share; however, we currently expect to be in the lower part of the range.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,000 employees worldwide and revenue of more than $1.4 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the

Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care, material handling and specialty vehicle markets specifically, has, in recent months, been stronger than in prior years.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar.  The economic situation in Europe has not necessarily followed the improvement that has occurred in the U.S., and the economy in China has been slowed through government intervention.    Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands	March 31,	March 31,
except share and per share data)	2005	2004
Net sales	422,585	361,054
Cost of sales	323,597	273,377
Gross profit	98,988	87,677
Research and development	15,406	13,213
Selling, general and administrative	57,068	47,223
Total operating expenses	72,474	60,436
Income from operations	26,514	27,241
Nonoperating income (expenses):
Interest expense, net	(4,319)	(4,534)
Minority interest and earnings of affiliates, net	(7,383)	(5,823)
Other, net	1,611	498
Income before income taxes	16,423	17,382
Income taxes	(5,613)	(6,359)
Net income	10,810	11,023
Net income per share:
Basic net income per common share	0.23	0.23
Diluted net income per common share	0.23	0.23
Weighted average shares outstanding
Basic	47,451	47,405
Diluted	47,659	47,461
Cash dividends per common share	0.12	0.07

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2005	2004
Net sales
Propel	209,862	171,334
Work Function	115,732	105,957
Controls	96,991	83,763
Total	422,585	361,054
Segment Income (Loss)
Propel	30,179	21,094
Work Function	3,449	6,257
Controls	6,861	7,997
Global Services and Other Expenses, net	(12,364)	(7,609)
Total	28,125	27,739

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	10,810	11,023
Depreciation and amortization	22,360	20,238
Minority interest and equity income, net	7,383	5,823
Net change in receivables, inventories, and payables	(60,109)	(43,237)
Other, net	25,141	17,377
Net cash provided by operating activities	5,585	11,224
Cash flows from investing activities:
Purchases of property, plant and equipment	(18,443)	(10,834)
Proceeds from sales of property, plant and equipment	342	23
Net cash used in investing activities	(18,101)	(10,811)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	22,979	12,877
Cash dividends	(4,744)	(3,320)
Distribution to minority interest partners	(1,948)	(3,720)
Net cash provided by financing activities	16,287	5,837
Effect of exchange rate changes	(2,602)	(2,087)
Net increase in cash and cash equivalents	1,169	4,163
Cash and cash equivalents at beginning of year	11,273	15,086
Cash and cash equivalents at end of period	12,442	19,249

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	12,442	11,273
Accounts receivable, net	288,122	233,146
Inventories	232,172	241,562
Other current assets	33,063	40,131
Total current assets	565,799	526,112
Property, plant and equipment, net	460,234	478,543
Other assets	196,659	206,926
Total assets	1,222,692	1,211,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	48,220	23,609
Long-term debt due within one year	236,187	244,987
Accounts payable	127,102	130,071
Other accrued liabilities	108,664	99,320
Total current liabilities	520,173	497,987
Long-term debt	76,124	76,496
Long-term pension liability	55,314	57,148
Deferred income taxes	46,000	48,454
Other liabilities	43,031	47,494
Minority interest in net assets of consolidated companies	45,168	39,927
Stockholders’ equity	436,882	444,075
Total liabilities and stockholders’ equity	1,222,692	1,211,581

Number of employees at end of period	8,542	8,275
Debt to total capital ratio	43%	42%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.